Exhibit (6)(b)

Execution Version

AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

BETWEEN

MSD INVESTMENT CORP.

AND

MSD PARTNERS, L.P.

This Amendment No. 1 (this “Amendment”), dated as of June 30, 2025, to the Advisory Agreement (as defined below) is made by and among MSD Investment Corp., a Maryland corporation (the “Company”), MSD Partners, L.P., a Delaware limited partnership (the “Adviser”), and BDT & MSD BDC Management, LLC, a Delaware limited liability company (the “New Adviser”).

RECITALS

WHEREAS, the Company and the Adviser are parties to that certain Investment Advisory Agreement dated as of January 1, 2023 (the “Advisory Agreement”);

WHEREAS, each of the Adviser and the New Adviser is wholly owned by BDT & MSD Holdings, L.P., a Delaware limited partnership;

WHEREAS, the Company, the Adviser, and the New Adviser have agreed to amend the Advisory Agreement to reflect an internal reorganization of BDT & MSD Holdings, L.P. to designate certain of its investment advisory functions, including those with respect to the Company, to the New Adviser;

WHEREAS, the New Adviser and the Adviser are under common control and retain the same personnel, and the New Adviser will perform the same investment advisory services to the Company as the Adviser has provided to the Company under the Advisory Agreement;

WHEREAS, pursuant to paragraph 12 of the Advisory Agreement, the Advisory Agreement may be amended by mutual consent of the parties thereto, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act of 1940 (the “Investment Company Act”); and

WHEREAS, the consent of the Company has been obtained in conformity with the requirements of the Investment Company Act and the Investment Advisers Act of 1940.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Adviser, and the New Adviser hereby agree as follows:

Effective as of June 30, 2025, all references in the Advisory Agreement to MSD Partners, L.P., a Delaware limited partnership or the “Adviser”, shall refer to BDT & MSD BDC Management, LLC, a Delaware limited liability company.

Except as expressly provided hereby, the parties hereto further acknowledge and agree that all of the terms and provisions of the Advisory Agreement are and shall remain in full force and effect.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland and in accordance with the applicable provisions of the Investment Company Act of 1940, as amended.

Capitalized terms used herein and not defined herein shall have the same meanings as in the Advisory Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Amendment as of the day and year first written above.

MSD Investment Corp.

By:	/s/ Robert Simonds
Name: Robert Simonds
Title: Authorized Signatory

MSD Partners, L.P.
By: MSD Partners (GP), LLC
Its: General Partner

By:	/s/ Robert Simonds
Name: Robert Simonds
Title: Authorized Signatory

BDT & MSD BDC Management, LLC

By	/s/ Robert Simonds
Name: Robert Simonds
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Investment Advisory Agreement]